UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2011

EMERGING MEDIA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-52408 (Commission File Number)	13-1026995 (IRS Employer Identification No.)	Nevada (State or Other Jurisdiction of Incorporation)

1809 East Broadway Street, Suite 175
Ovieda, Florida 32765

(Address of Principal Executive Offices)
(Zip Code)

(011) 373 23-79-79

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.    Termination of Material Definitive Agreement.

Termination of Exchange Agreement with Men’s Medical Corporation

On February 10, 2011, we entered into an Exchange Agreement (the “Exchange Agreement”), dated as of January 1, 2011, between the Company and Men’s Medical Corporation, a Florida corporation (“MMC”). In exchange for all of the outstanding shares of capital stock of MMC which were owned by Saddleworth Ventures, LLC, in turn owned by Chris Smith, we had agreed to issue to Mr. Smith 1,000 shares of a Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of a class of preferred stock to be to be authorized.  The Series A Preferred Stock would have been convertible into and voted as 25,000,000 shares of common stock, which would have effectively given control of our company to Chris Smith.  On February 16, 2011, we filed an Information Statement on Schedule 14C with the Securities and Exchange Commission for the authorization of the class of Preferred Stock and for a 1-for-10 reverse split of our outstanding common stock. In connection with the Exchange Agreement, Chris Smith was appointed as a director and as our President and Chief Executive Officer.

On May 31, 2011, our Board of Directors agreed with Chris Smith and MMC, effective immediately, to terminate the Exchange Agreement, to retransfer 100% of the outstanding shares of MMC to the stockholders of MMC and to void any rights of the stockholders of MMC to the 1,000 shares of Series A Preferred Stock which were to have been issued in the exchange.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer and Director; Election of Officer

On May 31, 2011, in connection with the termination of the Exchange Agreement, Mr. Smith also resigned as President and Chief Executive Officer and as a Director of the Company, effective immediately, and Iurie Bordian, the sole remaining director, was elected the Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING MEDIA HOLDINGS, INC.

By:	/s/ Iurie Bordian
Name:	Iurie Bordian
Title:	Chief Executive Officer

Date: June 2, 2011